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                                                                     EXHIBIT 5.2


                    [SHAPIRO, ROSENFELD & CLOSE LETTERHEAD]



July 29, 1996





BioLase Technology, Inc.
981 Calle Amanecer
San Clemente, California  92673

                Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel for BioLase Technology, Inc., a Delaware corporation (the "Company"), we have participated in the preparation of that certain Registration Statement on Form S-8 to be filed under the Securities Act of 1933, as amended, relating to the offering, pursuant to the Company's 1993 Stock Compensation Plan and Amended and Restated 1993 Stock Option Plan (collectively, the "Plans"), of up to 1,125,000 shares of the Company's Common Stock (the "Shares"). We have also examined the proceedings taken and the instruments executed in connection with the issuance of the Shares.

It is our opinion that, when issued pursuant to the terms of the Plans, as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,


/s/ SHAPIRO, ROSENFELD & CLOSE
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SHAPIRO, ROSENFELD & CLOSE